                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE WALT DISNEY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       [LOGO OF THE WALT DISNEY COMPANY]

To our Stockholders:

  I am pleased to report to you that your Board of Directors has approved a three-for-one split of the common stock of The Walt Disney Company. The split is subject to stockholder approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Company common stock in order to provide sufficient additional shares to make the split possible.

  The Board of Directors unanimously recommends that stockholders approve the proposed amendment, which is more fully described in the accompanying materials. Toward that end, the Board asks that you complete, sign and return the enclosed consent form by June 9, 1998.

  YOUR CONSENT IS IMPORTANT, SINCE APPROVAL OF THE AMENDMENT REQUIRES THE EXECUTION OF WRITTEN CONSENTS ON BEHALF OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. As a result, if you do not return a properly completed and signed consent, you will effectively be voting against the amendment.

  The consent that the Board of Directors is soliciting will allow the Company to proceed with the proposed amendment of the certificate of incorporation without the necessity of convening a special meeting of stockholders. We anticipate that the amendment and stock split will be completed during the month of June, as further described in the enclosed document.

  Please take a moment to review the materials and to complete, sign and return your consent.

                                          Very truly yours,

                                          /s/ Michael D. Eisner

                                          Michael D. Eisner
                                          Chairman of the Board
                                           and Chief Executive Officer

May 4, 1998

                       [LOGO OF THE WALT DISNEY COMPANY]

                             CONSENT SOLICITATION

  This consent solicitation contains important information relating to a proposed amendment to the certificate of incorporation of The Walt Disney Company to increase its authorized common stock from 1,200,000,000 to 3,600,000,000 shares. The Board of Directors is recommending approval of the amendment in connection with its authorization of a three-for-one split of the Company's common stock.

  The following pages include information on:

  .  the stock split (questions 1 to 9);

  . the proposed amendment to the certificate of incorporation (questions 10 to 12);

  .  procedures for the consent solicitation (questions 13 to 21); and

  . current stock ownership and other matters relating to the Company (questions 22 and 23).

  This consent solicitation was first mailed to stockholders on May 6, 1998. Stockholders are requested to return their consent forms by June 9, 1998.

                                THE STOCK SPLIT

1. WHAT IS THE STOCK SPLIT?

  On April 21, 1998, the Company's Board of Directors authorized a three-for-one split of the Company's common stock, subject to receipt of stockholder approval of an amendment to the Company's certificate of incorporation to increase the amount of the Company's authorized common stock. An increase in authorized common stock is necessary to permit the split to occur, since the Company does not currently have enough authorized but unissued shares to carry out the split.

2. WHY IS THE STOCK BEING SPLIT?

  The purpose of the split is to bring the trading range of the Company's common stock within a band that makes it attractive to a broader range of investors. The Board of Directors has in the past authorized a number of stock splits for this same purpose when the common stock has reached trading ranges higher than the stock of many similarly situated companies. The most recent splits of the Company's common stock were in April 1992 and February 1986.

  The closing price of a share of the Company's common stock on the New York Stock Exchange on May 1, 1998 was $125.56, and trading prices between January 1 and May 1, 1998 ranged from $93.56 to $127.50. In authorizing the split, the Board took into account that this trading range was higher than that of many other major corporations, including almost all other common stocks included in the "Dow 30." The Board believes that the three-for-one split will bring the stock into a more widely accessible trading range, particularly for individual investors.

3. HOW AND WHEN WILL THE STOCK SPLIT BE CARRIED OUT?

  The stock split will be effected by means of a stock dividend of two shares for each outstanding share of common stock as of the record date for the split. The record date will be set as soon as practicable after the Company receives consents from the requisite majority of stockholders authorizing the amendment of the certificate of incorporation. Assuming that the requisite consents are received by June 9, 1998, the end of the initial solicitation period (see question 16 below), the Company anticipates that the amendment of the certificate of incorporation and the record date for the split would be on or about June 22, 1998. If the solicitation period is extended, the effectiveness of the amendment and the record date for the split would be deferred until approximately ten days after the receipt of the requisite consents.

  Stockholders of record as of the close of business on the record date for the split will be entitled to receive two new shares for each share that they hold as of that date. The Company expects to begin mailing to registered stockholders certificates representing the additional shares approximately two weeks following the record date.

  IMPORTANT NOTE: CERTIFICATES REPRESENTING SHARES ISSUED PRIOR TO THE SPLIT WILL CONTINUE TO REPRESENT THE SAME NUMBER OF SHARES AFTER THE EFFECTIVE DATE. THEREFORE, PLEASE DO NOT DESTROY YOUR EXISTING CERTIFICATES OR RETURN THEM TO THE COMPANY.

  Stockholders whose shares are held by a broker or other nominee in "street name" will not receive certificates representing the new shares. Instead, their accounts will be credited with the new shares in accordance with the procedures used by their broker or nominee.

4. WILL THE NEW SHARES RESULTING FROM THE SPLIT BE DIFFERENT FROM CURRENTLY OUTSTANDING SHARES?

  No. The new shares will be identical in all respects to currently outstanding shares. Each new share will be fully paid and nonassessable and carry the same one-vote-per-share voting right as existing shares. The split will not alter any stockholder's proportionate ownership interest in the Company.

5. HOW WILL THE SPLIT AFFECT TREASURY SHARES, COMPANY STOCK OPTIONS, THE COMPANY'S SHARE REPURCHASE PROGRAM AND THE PREFERRED STOCK PURCHASE RIGHTS PLAN?

  The split will result in a three-for-one adjustment in all shares held in the Company's treasury, as well as shares held by the Company's subsidiary, the TWDC Stock Compensation Fund. In addition, adjustments reflecting the split will be made in the number of shares of common stock reserved for issuance under the Company's various stock option and incentive plans and the exercise prices of outstanding option grants.

  The Company currently has in place authorization to repurchase up to approximately 133.3 million shares of Company common stock. Purchases under this program are made from time to time in the open market or through privately negotiated transactions in accordance with applicable laws and regulations. Upon the effectiveness of the split, the number of shares authorized to be repurchased will be adjusted on a three-for-one basis to 400 million shares.

  The split will also have the effect of adjusting the outstanding rights granted to holders of common stock pursuant to the Company's Preferred Stock Purchase Rights Plan. The rights issued under this Plan, which trade automatically with the common stock, become exercisable only upon the occurrence of certain events involving the acquisition or potential acquisition of 25% or more of the Company's common stock by any person or group in a transaction not approved by the Company's Board of Directors. The rights are not currently exercisable and trade with the common stock on the basis of one right for each full share of common stock. Following the effectiveness of the split, each outstanding share of common stock of the Company will be accompanied by one-third of a right.

6. HOW WILL FRACTIONAL SHARE INTERESTS BE TREATED?

  Fractional share interests reflected as of the record date for the split in the accounts of stockholders who participate in The Walt Disney Company Investment Plan or the Company's "401(k)" plans will be credited with proportionate additional share interests upon the effectiveness of the split.

7. WILL THE STOCK SPLIT BE TAXABLE?

  The Company has been advised by tax counsel that, under existing United States federal income tax laws, the stock split will not result in gain or loss or realization of taxable income to holders of common stock. Immediately after the stock split, the tax basis of each share of Company stock will be one-third of the tax basis before the stock split. For United States federal income tax purposes, each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued.

  The laws of jurisdictions other than the United States may impose income taxes on the receipt of the additional shares. Stockholders may wish to consult their own tax advisors with respect to these and other possible tax consequences of the split.

8. WILL THE NEW SHARES BE LISTED ON A STOCK EXCHANGE?

  The Company will apply to list the additional shares issued pursuant to the stock split on the New York Stock Exchange and the Pacific Stock Exchange.

9. WILL THE SPLIT AFFECT THE COMPANY'S FINANCIAL STATEMENTS?

  On the Company's consolidated balance sheet, the split will result in the allocation of an amount equal to the aggregate par value of the new shares resulting from the split (approximately $14 million) to the "common stock" line of stockholders' equity, and a corresponding deduction of the same amount from the "retained earnings" line. The Company's reported amounts of authorized and issued shares, as well as the number of shares of treasury stock, will also be adjusted on a three-for-one basis.

  The split will not affect the Company's income or cash flow statements, except to the extent of the costs of this consent solicitation and related activities to effectuate the amendment and the split, which are not material to the Company. The split will affect all earnings per share amounts reflected on the income statement, since earnings per share will be restated for the periods presented to reflect the increase in the number of common shares outstanding.

                 AMENDMENT OF THE CERTIFICATE OF INCORPORATION

10. WHAT IS THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION?

  The Company's certificate of incorporation currently authorizes the issuance of a total of 1,300,000,000 shares, composed of 1,200,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The proposed amendment will increase the total number of authorized shares to 3,700,000,000, and the number of shares of common stock authorized to 3,600,000,000. The amendment will modify the first paragraph of Article FOURTH of the certificate of incorporation to read as follows:

    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 3,700,000,000 shares, composed of 3,600,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 100,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

  Each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. The new shares, like the currently authorized shares, will not have preemptive rights. The amendment will not change the par value of the common stock.

  The amendment will not change the currently authorized number of shares of preferred stock, which will remain set at 100,000,000. No shares of preferred stock have been issued.

11. WHY IS THE AMENDMENT NECESSARY?

  An increase in the amount of common stock authorized by the certificate of incorporation is necessary to permit the Company to carry out the stock split, since the Company does not currently have enough authorized but unissued shares to accommodate the split. As of May 1, 1998, a total of 691,301,874 shares of common stock had been issued, including shares held in the Company's treasury and by the TWDC Stock Compensation Fund created by the Company to satisfy obligations under various compensation and benefit plans, leaving a total of 508,698,126 authorized shares available for future issuance. Since the stock split will result in the issuance of two new shares for every share outstanding as of the record date for the split, additional authorization is needed.

  The Board of Directors has determined that the number of authorized shares of common stock should be increased in the same three-for-one proportion as the stock split, resulting in the proposed increase from 1,200,000,000 to 3,600,000,000. This will ensure that the Company continues to have available for future issuance the same proportionate amount of authorized common stock as it currently has.

12. HOW WILL THE ADDITIONAL AUTHORIZED COMMON STOCK BE USED?

  After the stock split, the Company will have approximately 2.1 billion shares of common stock outstanding, leaving approximately 1.5 billion shares available for future issuance for valid corporate purposes such as acquisitions, financings, incentive compensation and further stock dividends. The newly authorized common stock will be available for issuance without further action by stockholders except as required by law or stock exchange requirements. For example, the current rules of the New York Stock Exchange would require approval by the Company's stockholders if the number of shares of common stock to be issued equaled or exceeded 20% of the number of shares of common stock outstanding immediately prior to such issuance. Current stockholders do not have preemptive rights, which means they do not have the right to purchase any new issuance of common stock in order to maintain their proportionate interests in the Company.

  The Company has no current plan or commitment to issue shares of stock for purposes other than those discussed above.

  The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in opposing a takeover bid or a solicitation in opposition to management. The Company is not currently aware of any effort to obtain control of the Company, and has no plans to use the new shares for purposes of discouraging any such effort.

                           THE CONSENT SOLICITATION

13. WHO IS BEING ASKED TO APPROVE THE AMENDMENT?

  Only stockholders of record at the close of business on May 1, 1998 are entitled to execute and deliver consents with respect to the proposed amendment. On that date, there were 681,749,290 shares of Company common stock outstanding and entitled to consent with respect to the amendment. Each share is entitled to one consent.

  As noted above (question 3), a separate record date will be set for the stock split, assuming the amendment to the certificate of incorporation becomes effective.

14. WHAT LEVEL OF APPROVAL IS REQUIRED FOR THE AMENDMENT?

  Approval of the amendment will require the execution and delivery to the Company of written consents on behalf of the holders of an absolute majority of the issued and outstanding shares of the Company's common stock.

15. HOW DO I CONSENT TO THE AMENDMENT?

  You may consent to the proposed amendment with respect to your shares by completing and signing the enclosed consent form and returning it to the Company on or before the final consent date (as described under question 16 below).

  If your shares are held in "street name," your broker or nominee may authorize consent on your behalf if you do not direct your broker or nominee not to do so.

  PLEASE NOTE THAT NOT RETURNING YOUR CONSENT OR ABSTAINING FROM THE VOTE HAS THE SAME IMPACT AS DISAPPROVING THE AMENDMENT, SINCE APPROVAL OF THE AMENDMENT REQUIRES WRITTEN CONSENT ON BEHALF OF THE HOLDERS OF AN ABSOLUTE MAJORITY OF THE COMMON STOCK OUTSTANDING AND ENTITLED TO VOTE, RATHER THAN SIMPLY A MAJORITY OF THOSE WHO ACTUALLY EXECUTE AND DELIVER CONSENTS.

16. WHAT IS THE DEADLINE FOR DELIVERING MY CONSENT?

  The Board of Directors has set June 9, 1998 as the targeted final date for receipt of consents. If the Company has received consents on behalf of the holders of a majority of the Company's common stock by that date, the consent solicitation will expire, and the Company will proceed with the amendment of the certificate of incorporation.

  The Board of Directors has reserved the right to extend the final date for receipt of consents beyond June 9, 1998 in the event that the requisite majority approval has not been obtained by that date. Any such extension may be made without notice to individual stockholders.

17. HOW DO I CONSENT TO THE AMENDMENT WITH RESPECT TO MY 401(k) SHARES?

  If you participate in the Disney Salaried Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan (i.e., the Company's "401(k)" plans), you may consent to the amendment with respect to shares of common stock of the Company equivalent to the value of the interest credited to your account by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the instruction card being mailed with this document to plan participants. The trustee will deliver consents with respect to your shares in accordance with your duly executed instructions received by June 7, 1998 (or such later date as the Board of Directors may set in connection with any extension of the solicitation period). If you do not send instructions, the trustee will deliver consents with respect to the share equivalents credited to your account in the same proportion that it delivers consents with respect to share equivalents for which it did receive timely instructions.

18. CAN I CONSENT BY TELEPHONE OR ELECTRONICALLY?

  If you are a registered stockholder (that is, if you hold your stock in your own name), you may deliver your consent by telephone, or electronically through the Internet, by following the instructions included with your consent form.

  If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to consent by telephone or electronically.

19. IS MY CONSENT IRREVOCABLE?

  No. Even after you have submitted your consent form, you may file with the Secretary of the Company a notice of revocation or a subsequently dated consent form at any time before the final consent date.

20. WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BELIEVES THAT THE AMENDMENT AND THE COMPLETION OF THE STOCK SPLIT ARE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE AMENDMENT.

21. HOW ARE COSTS OF THIS SOLICITATION BEING BORNE?

  The expenses of preparing, printing and mailing these consent solicitation materials are being borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Georgeson & Co. a fee of $10,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit consents by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                            ADDITIONAL INFORMATION

22. STOCK OWNERSHIP

  The following table gives information about the ownership of Company common stock as of April 1, 1998 by the directors, the chief executive officer, the four most highly compensated other executive officers (as of September 30, 1997) and the executive officers and directors as a group. The Company knows of no single person or group that is the beneficial owner of more than 5% of the Company's common stock.

                                    AGGREGATE
                                 NUMBER OF SHARES        ACQUIRABLE     PERCENT OF SHARES
   NAME                      BENEFICIALLY OWNED(1)(2) WITHIN 60 DAYS(3)  OUTSTANDING(4)
   ----                      ------------------------ ----------------- -----------------
   Reveta F. Bowers........                100               2,300               *
   Roy E. Disney...........          5,954,699             120,000               *
   Michael D. Eisner.......          3,665,117                 --                *
   Stanley P. Gold.........              3,516               2,400               *
   Sanford M. Litvack......             11,349             350,000               *
   Ignacio E. Lozano, Jr. .              5,588               2,400               *
   George J. Mitchell......              1,700               1,200               *
   Lawrence P. Murphy......             21,253             272,000               *
   Thomas S. Murphy........          1,095,873               1,200               *
   Richard D. Nanula.......              3,671             140,000               *
   Richard A. Nunis........            103,719              80,000               *
   Leo J. O'Donovan, S.J. .                --                  --              --
   Sidney Poitier..........                --                2,400               *
   Irwin E. Russell........              4,000               2,400               *
   Robert A.M. Stern.......                295               2,400               *
   E. Cardon Walker........            153,105               2,400               *
   Raymond L. Watson.......             14,040               2,400               *
   Gary L. Wilson..........              1,000               2,400               *
   All directors and
    executive officers as a
    group (19 persons).....         11,039,025             985,900             1.8%

--------
*   Represents less than 1% of the Company's outstanding common stock.

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

  . Mr. Eisner--29,600 shares held by his wife directly and as custodian for their children, 12,000 shares held in a trust for his children, 8,799 shares held in trusts of which Mr. Eisner is a trustee and 3,200 shares held in a trust of which Mr. Eisner is the income beneficiary;

  . Mr. Disney--256,736 shares as to which he disclaims beneficial ownership, consisting of 256,320 shares held in trusts for the benefit of his children or grandchildren, of which Mr. Disney is the trustee; and 416 shares beneficially owned by Shamrock Holdings, Inc., of which both Mr. Disney and his wife are officers and directors and the shares of which are held by Mr. Disney, his wife, certain of his children, trusts for the benefit of his children and custodial accounts for the benefit of certain of his children and grandchildren;

  . Mr. Gold--1,440 shares held by his wife and 416 shares beneficially owned by Shamrock Holdings, Inc., of which he is an officer and director;

  .  Mr. Litvack--150 shares held by a trust of which he is a co-trustee;

  . Mr. Lozano--440 shares that he holds as custodian for the benefit of his child;

  . Thomas Murphy--17,390 shares held in trust for the benefit of a non-family member and 440 shares owned by Mr. Murphy's wife; and

  . Mr. Nunis--4,380 shares held by a trust of which Mr. Nunis is trustee for the benefit of his son and 815 shares held by his wife as trustee for her children.

  All current directors and executive officers as a group disclaim beneficial ownership of an aggregate of 335,806 shares.

(2) Includes interests in shares held in the Disney Salaried Savings and Investment Plan, with respect to which the officers have sole voting power but no investment rights: Mr. Eisner--8,603 shares; Mr. Litvack--
    849 shares; Mr. Nanula--3,422 shares; Lawrence Murphy--1,201 shares; Mr. Nunis--10,077 shares; and all current directors and executive officers as a group--27,770 shares.

(3) Reflects the number of shares that could be purchased by exercise of options available at April 1, 1998 or within 60 days thereafter under the Company's stock option plans.

(4) Based on the number of shares outstanding at, or acquirable within 60 days of, April 1, 1998.

23. HOW CAN I OBTAIN MORE INFORMATION ABOUT THE COMPANY?

  The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. You may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Corporate Secretary, c/o The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed

                                          Marsha L. Reed
                                          Corporate Secretary

May 4, 1998

                      [LOGO OF PRINTED ON RECYLED PAPER]

                               [Form of Consent]

--------------------------------------------------------------------------------
If you wish to vote by telephone or internet, please read the instructions below.
--------------------------------------------------------------------------------

The Walt Disney Company encourages you to take advantage of new and convenient ways to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote your consent 24 hours a day, 7 days a week. Have your consent card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to vote your consent 24 hours a day, 7 days a week. Have your consent card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic ballot.

VOTE BY MAIL - Mark, sign and date your consent card and return it in the postage-paid envelope we've provided or return it to The Walt Disney Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If voting by phone or Internet, please do not mail the Consent Card. If mailing, you must sign, date and return the Consent Card in the enclosed envelope.

Thank you for voting.
--------------------------------------------------------------------------------
Control Number:
--------------------------------------------------------------------------------

TO VOTE, MARK BLOCKS BELOW IN                               DETACH AND RETURN
BLUE OR BLACK INK AS FOLLOWS                                THIS PORTION ONLY
--------------------------------------------------------------------------------
           Consent Card Solicited on Behalf of the Board of Directors



                                   The undersigned hereby takes the following action with
                                   respect to all of the shares of common stock of The Walt
                                   Disney Company that the undersigned is entitled to vote:

             Does Not
Consents     Consent    Abstains
--------     --------   --------   To the amendment of the Certificate of Incorporation of
  /  /        /  /       /  /      The Walt Disney Company to increase the authorized
                                   number of shares of common stock to 3,600,000,000.

                                   The Board of Directors unanimously recommends giving
                                   consent to the amendment.

Marking the box "CONSENTS" constitutes your written consent to the amendment. However, if no box is marked, your signature below will evidence your written consent to the amendment as recommended by the Board of Directors.

--------------------------------------------------------------------------------

Signature:________________ Date:___________

Signature:________________ Date:___________


NOTE: Please sign exactly as name appears hereon.
      Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.